                                                                 Exhibit (a)(1)

                         National Property Investors 5

                                 July 22, 1999

Dear Limited Partner:

         Enclosed is the Schedule 14D-9 which was filed by National Property Investors 5 (the "Partnership") with the Securities and Exchange Commission in connection with an offer by AIMCO Properties, L.P., a Delaware limited partnership (the "AIMCO Operating Partnership"), to purchase units of limited partnership interest in the Partnership.

         The Partnership's general partner, NPI Equity Investments, Inc., is a subsidiary of the AIMCO Operating Partnership and therefore has certain conflicts of interest in connection with the response to the offer. THE PARTNERSHIP AND THE GENERAL PARTNER ARE REMAINING NEUTRAL AND MAKING NO RECOMMENDA TION AS TO WHETHER LIMITED PARTNERS SHOULD TENDER OR REFRAIN FROM TENDERING THEIR UNITS. Although the general partner believes the offer is fair, limited partners must make their own decision whether or not to participate in the offer, based upon a number of factors, including a limited partner's financial position, the need or desire for liquidity, other available financial opportunities, and a limited partner's tax position and the tax consequences to a limited partner of selling his or her units.

         Limited Partners should carefully read the enclosed Schedule 14D-9, the Offer to Purchase of the AIMCO Operating Partnership, dated July 22, 1999 relating to the offer to acquire units of the Partnership (the "Offer to Purchase"), and the related Letter of Transmittal and Instructions. Certain information in the Schedule 14D-9 is incorporated by reference to the Offer to Purchase.


                                    NPI EQUITY INVESTMENTS, INC.
                                    General Partner


                                    By: /s/Patrick J. Foye
                                        -------------------------------
                                           Executive Vice President